                               CERTIFICATE OF AMENDMENT
                                         -of-
                             CERTIFICATE OF INCORPORATION
                                         -of-
                              NORD RESOURCES CORPORATION


         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is NORD RESOURCES CORPORATION and the certificate of incorporation of the Corporation was filed on January 18, 1971.

         2. The certificate of incorporation of the Corporation is hereby amended by striking Article 4 thereof and by substituting in lieu of said Article the following new Article 4:

              "4: The total number of shares of stock which the Corporation has authority to issue is Forty Million (40,000,000) and the par value of each such share is One Cent $.01) amounting in the aggregate to Four Hundred Thousand($400,000) Dollars."

         3. The foregoing was duly adopted in accordance with Sections 141 and 242 of the Delaware General Corporation Law by resolution of the Board of Directors of the Corporation on June 3, 1996 and approved by the holders of a majority of the capital stock outstanding and entitled to vote at the annual meeting of shareholders of the Corporation on June 4, 1996.

Signed as of the 4th day of June, 1996


                                                 /s/ Karl A. Frydryk
                                                 ------------------------------
                                                 Karl A. Frydryk, Secretary

ATTESTED TO:

/s/ Leo E. Dugdale
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Leo E. Dugdale, Assistant Secretary